Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of September 7, 2006, by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Edward L. Gallup, residing at 6190 Daffodil Lane, Norcross, Georgia 30092 (herein referred to as “Employee”).

WITNESSETH

WHEREAS, as of May 1, 2004, the parties entered into an agreement for Employer’s employment of Employee, and amended such agreement as of May 22, 2006; and

WHEREAS, the parties desire to amend the agreement again and to restate it to recognize Employee’s pending retirement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.                                       Relationship Established

Employer hereby employs Employee to assist Employer’s Chief Executive Officer and Board of Directors with the management transition occasioned by Employee’s retirement.

2.                                       Extent of Services

Employee will perform the services specified in Section 1 above at such times as Employer may reasonably request, but for not more than 20 hours a week.  While performing those services, Employee shall devote all his attention, skill and efforts to that performance and shall use his best efforts to promote the success of the Employer’s business. Employee shall not be required to work at any location other than Employer’s offices located in Norcross, Georgia.

3.                                       Term of Employment

(a)                                  Employee’s employment hereunder shall commence on May 1, 2004 and shall continue through January 31, 2007 (the “Term”), unless sooner terminated by the first to occur of the following:

(i)                                     The death or complete disability of Employee. “Complete disability”, as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of 12 months during the term hereof.

(ii)                                  The discharge of Employee by Employer for Cause.  Employee’s discharge shall be “for Cause” if due to any of the following:

(A)                      Employee’s dishonesty,

(B)                        An act of defalcation committed by Employee, or

(C)                        Employee’s moral turpitude.

Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

(iii)                               At Employee’s request and with the express prior written consent of Employer.

(iv)                              At Employee’s election upon 120 days notice (or such lesser notice as Employer may accept), without the express prior written consent of Employer.

(b)                                 If Employee’s employment hereunder terminates for any reason, other than a termination for Cause under Section 3(a)(ii) above, any outstanding, unexercised option granted to Employee before May 1, 2006 under the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan or 2003 Stock Option Plan shall immediately vest and become exercisable in full and shall remain exercisable for the full term stated in such option plan or in any written agreement between the Company and the Employee with respect to such option. This will not apply to any option granted to Employee under any plan or otherwise on or after May 1, 2006, and the terms of any such option shall be governed by the plan under which it is granted, if any, and any written agreement between the Company and the Employee with respect to such option.

4.                                       Compensation

(a)                                  Subject to the provisions of Section 4(c), Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.

(b)                                 As long as Employee is employed hereunder, Employer, at its election, will either (a) supply to Employee an automobile of a type consistent with his duties and salary, and will pay the reasonable expenses of operating, maintaining the automobile and insuring the automobile and its driver, or (b) provide Employee an automobile allowance as specified on Schedule A attached hereto, and will pay the reasonable expenses of operating, maintaining the automobile and insuring the automobile and its driver. Schedule A may be amended from time to time upon the parties’ revision and re-execution thereof whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon re-execution, whether or not it is attached hereto.

(c)                                  In the event Employee’s employment shall terminate under Section 3(a)(i), 3(a)(ii), 3(a)(iii) or 3(a)(iv) hereof, all of Employer’s obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation accrued through the date of termination.

5.                                       Expenses

Employee shall be entitled to receive reimbursement for, or payment directly by the Employer of, all reasonable expenses incurred by Employee at the request of the Employer in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986 as amended.

6.                                       Insurance and Other Fringe Benefits

(a)                                  During the Term, Employer will provide Employee with (a) health insurance, dental insurance, long-term disability insurance, paid vacations and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to the Employer’s other employees in a similar position and with similar responsibilities, and (b) life insurance for the benefit of the Employee and/or the Employer, as provided on Schedule B attached hereto.

(b)                                 If Employee’s employment hereunder terminates because the Term expires under Section 3(a) hereof, or if Employee’s employment hereunder terminates under the circumstances described in Section 7(b) hereof, then after such termination and for as long as Employee shall live, Employer will provide Employee with medical benefits substantially equivalent to the medical benefits Employer provides its executives generally during this period, on the condition that in connection therewith Employee pays to Employer an amount equal to the portion of any premiums or other charges payable for Employer’s executives for such coverage.  In connection therewith, Employee will elect Medicare as his primary medical coverage if so requested by Employer, and Employee will take all other steps reasonably requested by Employer, with respect to Medicare coverage or otherwise, as will reduce Employer’s overall financial burden under this Section 6(b).  If Employer proposes to enter into a merger, sale of business or other transaction pursuant to which Employer would cease to exist in its current form, prior to consummating such a transaction Employer shall use its best efforts to cause Employer’s successor to assume Employer’s obligations under this Section 6(b).

(c)                                  In the event that Employee becomes entitled to the medical benefits specified in Section 6(b) above and/or the payment specified in Section 7(b) below upon a Change of Control (collectively, the “Benefits”) and (ii) any of the Benefits will be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code (“Excise Tax”), which tax may be imposed if the payments made to Employee are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then Employer shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by

Employee, after deduction of any Excise Tax on the Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section, will be equal to the Benefits so that Employee shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.  For purposes of this Section 6(c), Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the Date of Termination, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to Employee applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Employee).

7.                                       Termination of Employment Upon Sale or Change of Control of Employer’s Business; Severance

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, either Employer or Employee may terminate Employee’s employment hereunder if any of the following events occur:

(i)                                     Sale of Employer’s Assets.  The closing of the sale of all or substantially all of Employer’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

(ii)                                  Sale of Employer’s Shares.  The closing of the sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of Employer’s outstanding shares of capital stock.

(iii)                               Merger or Consolidation.  The closing of the merger or consolidation of Employer in a transaction or series of transactions in which Employer’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(b)                                 If, within 60 days after an event described in Sections 7(a)(i), (a)(ii) or (a)(iii) (a “Change of Control”), the Employee voluntarily terminates his employment with the Employer, or if during the term of this Agreement after a Change of Control Employer terminates Employee’s employment (whether for Cause or without Cause), then Employer shall pay Employee an amount equal to five times the Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination.  In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c)                                  Upon a Change of Control, any outstanding, unexercised option granted to Employee before May 1, 2006 under the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan or 2003 Stock Option Plan shall immediately vest and become exercisable in full and shall remain exercisable for the full term stated in such option plan or in any written agreement between the Company and the Employee with respect to such option. This will not apply to any option granted to Employee under any plan or otherwise on or after May 1, 2006, and the terms of any such option shall be governed by the plan under which it is granted, if any, and any written agreement between the Company and the Employee with respect to such option.

(d)                                 For purposes of this Section, “Average Annual Compensation” shall mean the Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A together with his Average Bonus.  “Average Bonus” shall mean the average of the bonuses paid to Employee over the last two years (or such lesser number of years in which Employee was eligible to receive a bonus) in which the Employee was eligible to receive a bonus.

(e)                                  Employer shall promptly reimburse Employee for any and all legal fees and expenses incurred by him as a result of a termination of employment described in Section 7(b), including without limitation all fees and expenses incurred to enforce the provisions of this Agreement.

8.                                       Prohibited Practices

During the term of Employee’s employment hereunder, for a period of two years after such employment is terminated for any reason, in consideration of the compensation being paid to Employee hereunder, Employee shall:

(a)                                  not solicit business from anyone who is or becomes an active or actively-sought prospective customer of Employer or its affiliates and with whom the Employee had dealt with or had material contact during his term of employment under this Agreement, with a view to selling or providing to such customer or prospective customer any product or service of a type sold or provided by Employer to such customer or prospective Customer.

(b)                                 not solicit for employment or hire any employee of Employer or its affiliates that the Employee had contact with during his term of employment under this Agreement.

9.                                       Non-Disclosure

(a)                                  Protection of Trade Secrets.  Employee acknowledges that during the course of his or her employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Employee agrees to maintain in strict confidence and, except as necessary to perform his or her duties for the Company, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his or her employment.  Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Trade Secrets of third parties provided to the Company under, an obligation of secrecy.  As provided by Georgia statutes, “Trade Secret” shall mean any information (including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)                                 Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his or her duties for the Company, not to use or disclose any Confidential Information of the Company during his or her employment and for a period of 12 months following termination of Employee’s employment.  “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists.  Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c)                                  Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his or her job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his or her employment responsibilities during Employee’s employment with the Company shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source.  Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his or her salary, for any exercise by the Company of its rights set forth in the preceding sentence.

(d)                                 Return of Materials.  Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Employee’s possession or control, including all copies thereof, relating to the Company, its business, or its customers.  Upon the request of the Company, employee shall certify in writing compliance with the foregoing requirement.

10.                                 Severability

It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time or to apply to business activities which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and as shall be valid and enforceable under such applicable law.

If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                                 Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term of condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

12.           Notices

Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the third business day after mailing:

(a)	If to Employer:	3130 Gateway Drive
Norcross, GA 30071

(b)	If to Employee:	6190 Daffodil Lane
Norcross, GA 30092

or in each case to such other address as the party may time to time designate in writing to the other party.

13.                                 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

14.                                 Enforcement

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 8 or 9 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company. Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Company have cause to seek such relief, no bond shall be required from the Company, and Employee shall pay all attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

15.                                 Entire Agreement; Modification and Amendment

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void.  This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

16.                                 Parties Benefited

This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Agreement as of the date first mentioned above.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Gioacchino DeChirico	By:	/s/ Edward L. Gallup
	Gioacchino DeChirico		Edward L. Gallup
Chief Executive Officer

SCHEDULE A

[Effective June 1, 2006]

EMPLOYMENT AGREEMENT DATED MAY 1, 2004 BY AND BETWEEN IMMUCOR, INC. AND EDWARD L. GALLUP, AS AMENDED MAY 22 AND SEPTEMBER 7, 2006

Base compensation:  $387,000 a year payable in 26 installments every two weeks.

Automobile Allowance: $9,600 a year payable in 12 monthly installments.

(This Schedule A supersedes and replaces any Schedule A previously executed by the parties hereto.)

SCHEDULE B

EMPLOYMENT AGREEMENT DATED MAY 1, 2004 BY AND BETWEEN IMMUCOR, INC. AND EDWARD L. GALLUP, AS AMENDED MAY 22 AND SEPTEMBER 7, 2006

Life Insurance for the Benefit of Employer: N/A

Insured:

Face Amount: $

Owner of Policy:

Policy Number:

Insurance Company:

Life Insurance for the Benefit of Employee:

Insured: Edward L. Gallup

Face Amount: $1,000,000

Owner of Policy:  Edward L. Gallup

Policy Number: 15547360

Insurance Company: Mass Mutual

(This Schedule B supersedes and replaces any Schedule B previously executed by the parties hereto.)